Exhibit 99.1

Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

KMP SECOND QUARTER DISTRIBUTION $1.05 PER UNIT
Up 6% from second quarter 2008

HOUSTON, July 15, 2009 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today declared a cash distribution per common unit of $1.05 ($4.20 annualized) payable on Aug. 14, 2009, to unitholders of record as of July 31, 2009.  The distribution represents a 6 percent increase over the second quarter 2008 cash distribution per unit of $0.99 ($3.96 annualized).
KMP reported second quarter distributable cash flow before certain items of $274.2 million compared to $293.6 million for the same period last year.  Distributable cash flow per unit before certain items was $0.99 compared to $1.14 per unit for the second quarter of 2008.  Net income attributable to KMP before certain items was $325.8 million versus $363.3 million for the same period last year.  Including certain items, net income attributable to KMP was $323.8 million compared to $362.2 million for the second quarter of 2008.
For the first six months of 2009, KMP produced distributable cash flow before certain items of $534.2 million compared to $574.1 million for the same period last year.  Distributable cash flow per unit before certain items for the first two quarters was $1.95 versus $2.26 for the comparable period in 2008.  Net income attributable to KMP before certain items was $607.7 million versus $712.2 million for the same period last year.  Including certain items, net income attributable to KMP for the first two quarters was $587.7 million compared to $708.9 million for the same period last year.
Chairman and CEO Richard D. Kinder said, “We are very pleased with our overall second quarter results considering the ongoing recessionary environment and economic headwinds that we anticipated and have been experiencing all year.  In fact, we are better positioned at mid-year than we expected to be just last quarter.  Strong operational performance
(more)

KMP – 2Q Earnings	Page 2

from the Products Pipelines business segment and increased oil production at SACROC, combined with reduced costs and lower interest rates, helped offset budget shortfalls created by lower refined products transportation volumes, decreased steel handling at our bulk terminals and lower crude oil prices.  Given this environment, we are proud that our stable, cash-generating assets are expected to generate growth for the year above our 2008 results in all five of our business segments.  We remain confident that we will achieve our budget target of $4.20 per unit in cash distributions for the year, which would represent 4.5 percent growth over the 2008 distribution.  We also continue to make progress in executing our multi-billion dollar capital investment program which will drive future growth at KMP.”

Overview of Business Segments
The Products Pipelines business produced second quarter segment earnings before DD&A and certain items of $157.8 million, up 15 percent from $136.7 million for the comparable period in 2008.  This segment is on track to meet or exceed its published annual budget of 10 percent growth.
“Products Pipelines had an outstanding quarter,” Kinder said.  “Growth compared to the second quarter last year was driven by increased natural gas liquids (NGL) utilization on the Cochin pipeline system, higher tariffs on the Pacific system, improved warehousing margins at existing and expanded West Coast terminal facilities, and higher ethanol revenues on the Central Florida Pipeline and at our Southeast Terminals.  Gasoline volumes were greater than in the second quarter of 2008, but ongoing weak economic conditions resulted in lower demand for diesel and jet fuel and a decline in total refined products volumes compared to the second quarter of 2008.  This impact was offset by reduced fuel and power and outside service costs.”
Compared to the second quarter of 2008, total refined products revenues were up 0.4 percent and volumes were down 1.9 percent.  Excluding Plantation, revenues were up 3.5 percent and volumes were down 2.2 percent.  Overall, gasoline volumes increased by 3.4 percent (gasoline volumes including ethanol were up 3.7 percent), diesel volumes were down 12.4 percent and jet volumes were down 6 percent for the quarter.  NGL volumes increased by 20 percent on the Cochin and Cypress pipelines compared to the second quarter of 2008.  While
(more)

KMP – 2Q Earnings	Page 3

overall volumes are down 3.4 percent year-to-date versus last year (down 2.8 percent adjusted for leap year in 2008), the year-over-year percentage change in gasoline volumes rebounded nicely across the segment resulting in gasoline volumes now being favorable 0.5 percent year-to-date compared to the first half of 2008 (gasoline volumes including ethanol were up 0.74 percent).  Year-over-year percentage changes in jet fuel volumes showed some improvement in the second quarter compared to the first quarter, while year-over-year percentage changes in diesel volumes further declined in the second quarter versus the first quarter.
The Natural Gas Pipelines business produced second quarter segment earnings before DD&A and certain items of $164.6 million, down from $182.6 million for the second quarter of 2008.  This segment is expected to outperform its 2008 results, but come in slightly below its published annual budget of 11 percent growth.
The decline in Natural Gas Pipelines results versus the second quarter of 2008 was primarily attributable to lower segment earnings before DD&A at the Texas Intrastate Pipeline Group.  “The decrease in earnings before DD&A at the Texas Intrastates for the second quarter was largely related to timing of storage margins and operational expenditures relative to last year; however these assets were also impacted by tough market conditions which resulted in reduced sales and processing margins,” Kinder explained.  For 2009, the Texas Intrastates group is expected to deliver results slightly below its 2008 performance and its 2009 budget.
“KMIGT had a very good quarter, and we were pleased to bring three large natural gas projects in service: Kinder Morgan Louisiana Pipeline (June 21), Rockies Express-East to Lebanon, Ohio, (June 29) and interim service on Midcontinent Express to Delhi, La., (April 24),” Kinder said.  “The delays (primarily weather related) in bringing these projects in service, however, resulted in lower cash flow for the quarter than was budgeted.”
The CO2 business reported second quarter segment earnings before DD&A and certain items of $202.7 million, down from $216.6 million for the same period in 2008 when oil prices were substantially higher than they were in the second quarter this year.  This segment’s results were ahead of plan for the second quarter and substantially higher than in the first quarter of this
(more)

KMP – 2Q Earnings	Page 4

year.  Based on current oil price forecasts, continued higher production and lower operating costs, this segment should come in relatively close to its published annual budget of 5 percent growth.
“Increased oil production at the SACROC Unit coupled with reduced operating and capital costs helped offset the lower oil prices that continued to impact unhedged volumes in this segment,” Kinder said.  He noted that oil prices did improve in the second quarter, but remain volatile.
Average oil production at SACROC was 31.1 thousand barrels per day (MBbl/d), up 13 percent from 27.5 MBbl/d for the second quarter of 2008 and well above plan.  Average oil production at the Yates Field was 26.8 MBbl/d, down from 28.1 MBbl/d for the same period last year, but slightly above plan for the quarter.  CO2 delivery volumes increased by 6 percent compared to the same period last year due to expansion projects in southwest Colorado that increased CO2 production.  NGL sales volumes also increased by 6 percent compared to the second quarter of 2008.
The CO2 segment is an area where KMP is exposed to commodity price risk, but that risk is partially mitigated by a long-term hedging strategy intended to generate more stable realized prices.  The realized weighted average oil price per barrel, with all hedges allocated to oil, was $49.47 for the quarter.  The realized weighted average NGL price per barrel, allocating none of the hedges to NGLs, was $34.02.
The Terminals business produced second quarter segment earnings before DD&A and certain items of $142.5 million, up slightly from $140.4 million for the comparable period in 2008.  This segment is expected to outperform its 2008 financial results, but come in below its published annual budget of 14 percent growth.
“Weak market conditions kept our terminals business well below budget for the quarter,” Kinder said.  “Bulk terminals throughput declined by 9.5 million tons, attributable in large part to decreased steel handling, and liquids throughput declined by 6 percent compared to the second quarter of last year.  We were able to fully offset these declines, however, and produce almost 2 percent growth compared to the second quarter of 2008 through contributions from an
(more)

KMP – 2Q Earnings	Page 5

acquisition and three expansion projects that came online in the quarter, and lower costs, such as for diesel fuel.”
Kinder Morgan Canada (formerly referred to as the Trans Mountain segment) produced second quarter segment earnings before DD&A and certain items of $43 million, up from $33.4 million for the same period in 2008.  Excluding a non-cash accounting change related to book tax accruals and foreign exchange fluctuations, this segment is on track to meet or exceed its published annual budget of 9 percent growth.
The growth in Kinder Morgan Canada’s second quarter results reflect higher throughput on the Trans Mountain pipeline system which was driven by a significant increase in ship traffic at the Port of Vancouver, the completion of the Anchor Loop expansion of the Trans Mountain Pipeline in the fourth quarter of 2008, and the acquisition of the Express-Platte pipeline system and a jet fuel pipeline from Kinder Morgan, Inc. (KMI) in August of last year.  Throughput volumes on Trans Mountain were up 13 percent versus the second quarter of 2008.

Outlook
As previously announced, KMP expects to declare cash distributions of $4.20 per unit for 2009, which would represent a 4.5 percent increase over 2008.  “While various macroeconomic factors continue to put pressure on our financial results, we have made great progress in offsetting potential shortfalls and we remain confident that we will meet our published annual distribution target,” Kinder said.  He noted that most of the $2.1 billion in distributable cash that was forecast in KMP’s 2009 budget is secure and not subject to volatile market conditions.
KMP’s 2009 budget, which was initially announced in November 2008, assumes an average West Texas Intermediate (WTI) crude oil price of $68 per barrel for the year.  The majority of cash generated by KMP is fee based and is not sensitive to commodity prices.  In its CO2 segment, the company hedges the majority of its oil production, but does have exposure to unhedged volumes, most of which are natural gas liquids.  For full year 2009, every $1 change in the average WTI crude oil price per barrel is expected to impact the CO2 segment by approximately $6 million (or about 0.2 percent of our combined business segments’ anticipated distributable cash flow).
(more)

KMP – 2Q Earnings	Page 6

Kinder Morgan Management, LLC (NYSE: KMR) also expects to declare distributions of $4.20 per share for 2009.

Other News
Products Pipelines

•
KMP successfully completed the first U.S. transmarket commercial shipment of blended 5 percent biodiesel (B5) on a mainline segment of the Plantation Pipe Line in June.  The company will be able to move blended B5 to the following markets along Plantation: Birmingham and Oxford, Ala.; Bremen and Atlanta, Ga.; Belton and Spartanburg, S.C.; Roanoke, Va.; and Charlotte and Greensboro, N.C. KMP also expects to transport biodiesel on its Portland to Eugene, Ore., pipeline during the third quarter.

•
KMP is currently seeking binding commitments with interested customers for the Cochin Bakken Crude Project.  This project would enable the company’s Cochin pipeline to offer a new service for light crude oil transportation from the Bakken producing region in North Dakota to destination points in Minnesota, Michigan and Ohio.  Up to 30,000 barrels per day of crude oil could be moved on this portion of the pipeline.

Natural Gas Pipelines

•
Initial service began June 29 on REX-East with capacity up to 1.6 billion cubic feet (Bcf) per day from Audrain County, Mo., to the Lebanon Hub in Warren County, Ohio.  Construction continues on the remaining 195 miles of the pipeline to Clarington, Ohio, which is expected to be in service by Nov. 1 of this year.  One of the largest natural gas pipelines to be constructed in North America, REX is a joint venture of KMP, Sempra Pipelines and Storage and ConocoPhillips.  When completed, the 1,679-mile pipeline will have a capacity of approximately 1.8 Bcf per day.  Binding firm commitments from creditworthy shippers have been secured for nearly all of the capacity on the pipeline.  Including expansions, the current estimate of total construction costs on the entire REX project has been revised to $6.7 billion from the $6.6 billion previously reported.

•
Construction on the Midcontinent Express Pipeline (MEP) is nearing completion.  The pipeline will extend from southeast Oklahoma, across northeast Texas, northern Louisiana and central Mississippi to an interconnection with the Transco Pipeline near Butler, Ala.  Initial interim service to the NGPL interconnect in northeast Texas began on April 10 and MEP now has primary firm deliveries available to various interconnects in Texas and Louisiana with current capacity of about 1.37 Bcf per day.  The second construction phase to Transco is expected to be completed Aug. 1 of this year.  A successful binding open season was completed July 2008 that increases commitments on the main segment of MEP’s Zone 1 from 1.5 to 1.8 Bcf per day.  Including this expansion, the cost estimate for the project remains at approximately $2.3 billion.  The pipeline capacity is fully subscribed with long-term binding commitments from creditworthy shippers.  The project is a 50/50 joint venture of KMP and Energy Transfer Partners.

(more)

KMP – 2Q Earnings	Page 7

•
The Kinder Morgan Louisiana Pipeline was completed and placed into service June 21.  The 133-mile, 42-inch diameter line transports natural gas to multiple pipelines from the Cheniere Sabine Pass liquefied natural gas terminal in Louisiana.  The project cost approximately $1 billion to complete.  All of the 3.2 Bcf per day of capacity on the pipeline has been subscribed by Chevron and Total.

•
Development of the new Fayetteville Express Pipeline (FEP) continues.  A joint venture with Energy Transfer Partners, FEP is a 42-inch, 187-mile pipeline that will begin in Conway County, Ark., and end in Panola County, Miss.  FEP has secured 10-year binding commitments totaling 1.85 Bcf per day of capacity.  The pipeline will have an initial capacity of 2 Bcf per day.  Pending regulatory approvals, it is expected to be in service by late 2010 or early 2011.  KMP’s cost estimate for this project remains at $1.2 billion.

CO2

•
KMP today announced that its CO2 business will invest approximately $180 million over the next several years to further expand its operations in the eastern Permian Basin of Texas.  The expansion will involve the installation of a 91-mile, 10-inch diameter CO2 distribution pipeline and complementary facilities that will have an initial capacity of 65 million cubic feet per day, with the ability to increase the capacity to 200 million cubic feet per day.  The project will also include the development of a new CO2 flood in the Katz Field near Knox City, Texas.  The company anticipates that the project will unlock an incremental 25 million barrels of oil to be produced over the next 15 to 20 years from the Katz Field and will provide a platform for future enhanced oil recovery operations in the region. Initial engineering and construction activities for the Eastern Shelf Pipeline and the Katz oil field project will commence soon and the expected in-service date for the CO2 pipeline and first CO2 injection into the Katz Field is early 2011.

Terminals

•
KMP today announced that it has entered into an agreement with a major oil company and will invest approximately $60 million to construct 1 million barrels of new petroleum and ethanol storage tank capacity at one of its terminals in New York Harbor.  The project is expected to be completed in mid 2011.

•
In April, KMP acquired Megafleet Towing Co., the largest independent boat operator in Texas.  The inland push boats are used for transporting barges on the Intracoastal Waterway and in the Houston harbor complex.  These assets will provide ancillary services to the company’s existing terminals in the Port of Houston.

•
KMP completed a C$45.6 million expansion project during the second quarter at its Vancouver Wharves Terminal in British Columbia.  The project added 250,000 barrels of liquids petroleum storage capacity and expanded copper, zinc and lead bulk-handling at the facility.

(more)

KMP – 2Q Earnings	Page 8

•
Also in the second quarter, the company completed a $12.8 million expansion at its Cora, Ill., terminal, which handles coal, and added about 600,000 barrels of new liquids storage at its Galena Park Terminal on the Houston Ship Channel.

Equity and Debt Issuance

•
On July 6, KMP completed a public offering of 6.6 million common units including the full exercise of 862,500 common units to cover overallotments.  Net proceeds from the offering were $330 million.  In addition, during the quarter, KMP sold about $96 million of equity using its “at the market” sales program.  KMP has sold approximately $750 million of equity so far in 2009 versus its full-year budget of $1 billion.  The company also issued $1 billion in senior notes which closed in May.

Kinder Morgan, Inc.

Knight Inc., the owner of the general partner of KMP, has changed its name back to Kinder Morgan, Inc.

Kinder Morgan Management, LLC
Shareholders of Kinder Morgan Management, LLC will also receive a $1.05 distribution ($4.20 annualized) payable on Aug. 14, 2009, to shareholders of record as of July 31, 2009.  The distribution to KMR shareholders will be paid in the form of additional KMR shares.  The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company in North America.  KMP owns an interest in or operates more than 26,000 miles of pipelines and 170 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle bulk materials like coal and petroleum coke.  KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America.  One of the largest publicly traded pipeline limited partnerships in America, KMP has an enterprise value of over $20 billion.  The general partner of KMP is owned by Kinder Morgan, Inc., a private company.

Please join KMP at 4:30 p.m. Eastern Time on Wednesday, July 15, at www.kindermorgan.com for a LIVE webcast conference call on the company’s second quarter earnings.

(more)

KMP – 2Q Earnings	Page 9

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.
Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis.  Management uses this metric to evaluate our overall performance.  It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions.  Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment.  This financial measure indicates to investors whether or not we typically are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement.  Our partnership agreement requires us to distribute all available cash.  Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit's yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).  The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners' pretax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for Rockies Express and Midcontinent Express, our equity method investees.  Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units.  "Certain items" are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example legal settlements, hurricane impacts and casualty losses.  Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business' ongoing cash generation capacity than a similar measure with the certain items included.  For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and managing our business.  We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis.  We believe it is useful to investors because it is a measure
(more)

KMP – 2Q Earnings	Page 10

that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments' respective performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income.  Our calculation of distributable cash flow before certain items, which begins with net income after subtracting certain items that are specifically identified in the accompanying tables, is set forth in those tables.  Net income before certain items is presented primarily because we use it in this calculation.  Segment earnings before DD&A is the GAAP measure most directly comparable to segment earnings before DD&A and certain items.  Segment earnings before DD&A and certain items is calculated by removing the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A.  In addition, segment earnings before DD&A computed in accordance with GAAP is included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, segment earnings before DD&A or any other GAAP measure.  Distributable cash flow before certain items and segment earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools. You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP.  Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies.  Segment earnings before DD&A and certain items has similar limitations.  Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.
# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(In millions except per unit amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008

Revenues	$1,645.3	$3,495.7	$3,431.8	$6,216.0

Costs, Expenses and Other
Operating expenses	976.9	2,802.4	2,092.6	4,820.9
Depreciation, depletion and amortization	203.1	165.6	413.3	323.7
General and administrative	72.6	72.8	155.1	149.6
Taxes, other than income taxes	23.4	51.0	62.4	99.0
Other expense (income)	(2.7)	(2.3)	(3.6)	(2.8)
	1,273.3	3,089.5	2,719.8	5,390.4
Operating income	372.0	406.2	712.0	825.6

Other income (expense)
Earnings from equity investments	41.9	46.2	80.1	83.9
Amortization of excess cost of equity investments	(1.5)	(1.5)	(2.9)	(2.9)
Interest, net	(96.0)	(98.8)	(193.2)	(195.5)
Other, net	20.2	23.3	30.9	26.2

Income from continuing operations before income taxes	336.6	375.4	626.9	737.3

Income taxes	(8.0)	(9.9)	(31.5)	(21.6)

Income from continuing operations	328.6	365.5	595.4	715.7

Income from discontinued operations	-	0.8	-	1.3

Net income	328.6	366.3	595.4	717.0

Net income attributable to noncontrolling interests	(4.8)	(4.1)	(7.7)	(8.1)

Net income attributable to KMP	$323.8	$362.2	$587.7	$708.9

Calculation of Limited Partners’ interest in Net Income attributable to KMP
Income from continuing operations attributable to KMP	$323.8	$361.4	$587.7	$707.6
Less: General Partner’s interest	(232.8)	(195.9)	(456.5)	(383.3)
Limited Partners’ interest	91.0	165.5	131.2	324.3
Add: Limited Partner’s interest in discontinued operations	-	0.8	-	1.3
Limited Partners’ interest in net income	$91.0	$166.3	$131.2	$325.6

Limited Partners’ net income per unit
Income from continuing operations	$0.33	$0.64	$0.48	$1.28
Income from discontinued operations	$-	$0.01	$-	$-
Net income	$0.33	$0.65	$0.48	$1.28
Weighted average units outstanding	277.5	256.7	273.5	253.9

Declared distribution / unit	$1.05	$0.99	$2.10	$1.95

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008

Segment earnings before DD&A and amortization of excess investments
Products Pipelines	$155.0	$137.6	$300.4	$278.3
Natural Gas Pipelines	162.1	182.5	362.9	370.7
CO2	202.7	216.6	370.1	416.4
Terminals	142.9	140.4	277.6	266.2
Kinder Morgan Canada	46.7	33.4	66.2	63.6
	$709.4	$710.5	$1,377.2	$1,395.2

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Segment earnings before DD&A and amort. of excess investments (1)
Products Pipelines	$157.8	$136.7	$303.8	$277.7
Natural Gas Pipelines	164.6	182.6	366.7	370.8
CO2	202.7	216.6	370.1	416.4
Terminals	142.5	140.4	277.2	266.2
Kinder Morgan Canada	43.0	33.4	77.4	63.6
Total	$710.6	$709.7	$1,395.2	$1,394.7

Segment DD&A and amortization of excess investments
Products Pipelines	$24.3	$23.2	$48.1	$46.2
Natural Gas Pipelines	18.6	16.9	37.1	33.7
CO2	118.8	88.6	247.2	171.7
Terminals	33.6	30.8	65.8	59.9
Kinder Morgan Canada	9.3	7.6	18.0	15.1
Total	$204.6	$167.1	$416.2	$326.6

Segment earnings contribution
Products Pipelines (1)	$133.5	$113.5	$255.7	$231.5
Natural Gas Pipelines (1)	146.0	165.7	329.6	337.1
CO2	83.9	128.0	122.9	244.7
Terminals (1)	108.9	109.6	211.4	206.3
Kinder Morgan Canada (1)	33.7	25.8	59.4	48.5
General and administrative (1) (4)	(74.4)	(75.8)	(158.3)	(151.2)
Interest, net (1) (8)	(101.0)	(99.4)	(205.1)	(196.6)
Certain items			-	-
Kinder Morgan Canada non-cash tax adjustment (7)	3.7	-	(11.2)	-
Allocated non-cash long-term compensation	(1.4)	(1.4)	(2.8)	(2.8)
Gain on sale (9)	-	13.8	-	14.3
Environmental reserves	(3.9)	-	(3.9)	-
Legal reserves and settlements	0.5	-	0.5	-
Mark to market of certain upstream hedges (3)	(2.5)	(13.1)	(3.8)	(13.1)
Other (5)	1.6	(0.4)	1.0	(1.7)
Sub-total certain items	(2.0)	(1.1)	(20.2)	(3.3)
Net income	$328.6	$366.3	$595.4	$717.0
Less: General Partner’s interest in net income	(232.8)	(195.9)	(456.5)	(383.3)
Less: Noncontrolling interests in net income	(4.8)	(4.1)	(7.7)	(8.1)
Limited Partners’ net income	$91.0	$166.3	$131.2	$325.6

Net income attributable to KMP before certain items	$325.8	$363.3	$607.7	$712.2
Less: General Partner’s interest in net income before certain items	(232.8)	(195.9)	(456.7)	(383.3)
Limited Partners’ net income before certain items	93.0	167.4	151.0	328.9
Depreciation, depletion and amortization (6)	216.6	175.3	437.7	340.9
Book (cash) taxes - net	4.8	(2.2)	13.5	(18.9)
Express contribution	1.1	-	2.7	-
Sustaining capital expenditures (2)	(41.3)	(46.9)	(70.7)	(76.8)
DCF before certain items	$274.2	$293.6	$534.2	$574.1

Net income / unit before certain items	$0.34	$0.65	$0.55	$1.30
DCF / unit before certain items	$0.99	$1.14	$1.95	$2.26
Weighted average units outstanding	277.5	256.7	273.5	253.9
____________
(1)	Excludes certain items:
2008 2nd quarter - Products Pipelines $0.9, Natural Gas Pipelines $(0.1), general and administrative expense $(1.4), interest expense $(0.5)
2008 year to date - Products Pipelines $0.6, Natural Gas Pipelines $(0.1), general and administrative expense $(2.8), interest expense $(1.0)
2009 2nd quarter - Products Pipelines $(2.8), Natural Gas Pipelines $(2.5), Terminals $0.4, KMC $3.7, general and administrative expense $(0.5), interest expense $(0.3)

2009 year to date - Products Pipelines $(3.4), Natural Gas Pipelines $(3.8), Terminals $0.4, KMC $(11.2), general and administrative expense $(1.4), interest expense $(0.8)
(2)	Includes Kinder Morgan Energy Partners’ (KMP) share of Rockies Express (REX) and Midcontinent Express (MEP) sustaining capital expenditures
(3)	Upstream asset discontinued hedge accounting during the 2nd quarter of 2008. Actual gain or loss will continue to be taken into account in earnings before DD&A at time of physical transaction
(4)	General and administrative expense includes income tax that is not allocable to the segments - 2008 - $(4.4) for the 2nd quarter and year to date
General and administrative expense includes income tax that is not allocable to the segments - 2009 - $(2.3) and $(4.6) for the 2nd quarter and year to date, respectively
(5)	2008 - Imputed interest on Cochin acquisition, FX loss on Cochin note payable
2009 - Imputed interest on Cochin acquisition, FX gain on Cochin note payable, expense related to Express dropdown, and Terminals '08 hurricane season capitalized overhead credit
(6)	Includes KMP share of REX and MEP DD&A - 2008 - $8.2 and $14.3 for the 2nd quarter and year to date, respectively; 2009 - $12.0 and $21.5 for the 2nd quarter and year to date, respectively
(7)	Kinder Morgan Canada - 2009 - $3.7 and $(11.2) for the 2nd quarter and year to date, respectively; primarily related to non-cash regulatory accounting adjustments
(8)
Interest expense on this page excludes interest income that is allocable to the segments of $1.1 and $2.1 for the 2nd quarter and year to date, respectively for 2008, and $5.3 and $12.7 for the 2nd quarter and year to date, respectively, for 2009

(9)	2008 - gain on sale of North and Thunder Creek Systems

Volume Highlights
(historical pro forma for acquired assets)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Products Pipelines
Gasoline (9)	104.2	100.5	199.8	198.4
Diesel	36.5	41.6	72.0	80.2
Jet Fuel	28.1	29.9	54.9	59.6
Total Refined Product Volumes (MMBbl)	168.8	172.0	326.7	338.2
NGL’s	7.3	6.1	12.2	13.0
Total Delivery Volumes (MMBbl) (1)	176.1	178.1	338.9	351.2

Natural Gas Pipelines (2)
Transport Volumes (Bcf)	541.8	502.3	1,050.2	983.2
Sales Volumes (Bcf)	198.1	224.9	401.8	440.0

CO2
Delivery Volumes (Bcf) (3)	188.7	178.6	401.4	358.8
Sacroc Oil Production - Gross (MBbl/d) (4)	31.1	27.5	30.6	27.4
Sacroc Oil Production - Net (MBbl/d) (5)	25.9	22.9	25.5	22.8
Yates Oil Production Gross - (MBbl/d) (4)	26.8	28.1	26.6	28.3
Yates Oil Production - Net (MBbl/d) (5)	11.9	12.5	11.8	12.6
NGL Sales Volumes (MBbl/d) (6)	9.6	9.1	9.2	9.3
Realized Weighted Average Oil Price per Bbl (7) (8)	$49.47	$53.01	$46.71	$51.52
Realized Weighted Average NGL Price per Bbl (8)	$34.02	$77.28	$31.20	$71.48

Terminals
Liquids Leaseable Capacity (MMBbl)	55.1	52.4	55.1	52.4
Liquids Utilization %	96.9%	98.1%	96.9%	98.1%
Bulk Transload Tonnage (MMtons)	18.2	27.7	36.9	51.6

Trans Mountain (Mbbls - mainline throughput)	24.3	21.5	46.9	40.9
____________
(1)	Includes Pacific, Calnev, Plantation, Central Florida, Cochin and Cypress
(2)	Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer, TransColorado, REX, MEP, and KMLA pipeline volumes
(3)	Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes
(4)	Represents 100% production from the field
(5)	Represents KMP's net share of the production from the field
(6)	Net to KMP
(7)	Includes all KMP crude oil properties
(8)	Hedge gains/losses for Oil and NGLs are included with Crude Oil
(9)	Products gasoline volumes include ethanol

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET
(Unaudited)
(in millions)

	June 30, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$103	$63
Other current assets	957	1,182
Property, plant and equipment, net	13,667	13,241
Investments	1,730	954
Deferred charges and other assets	1,998	2,446
TOTAL ASSETS	$18,455	$17,886

LIABILITIES AND PARTNERS’ CAPITAL
Liabilities
Notes payable and current maturities of long-term debt	146	289
Other current liabilities	1,190	1,493
Long-term debt	9,254	8,275
Value of interest rate swaps	471	951
Other	1,052	762
Total liabilities	12,113	11,770

Partners’ capital
Accumulated other comprehensive loss	(505)	(288)
Other partners’ capital	6,773	6,333
Total KMP partners’ capital	6,268	6,045
Noncontrolling interests	74	71
Total partners’ capital	6,342	6,116
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$18,455	$17,886

Total Debt, net of cash and cash equivalents, and excluding the value of interest rate swaps	$9,297	$8,501

Segment earnings before DD&A and certain items	$2,759	$2,758
G&A	(309)	(293)
Income taxes	43	33
EBITDA(1)	$2,493	$2,498

Debt to EBITDA	3.7	3.4
____________
(1)	EBITDA is last twelve months